Exhibit 3

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 25, 2013 (this “Voting Agreement”), among AID HOLDINGS, LLC, a Delaware limited liability company (“Parent”), AID MERGER SUB, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and THORNRIDGE HOLDINGS LIMITED, a Nova Scotia limited company (the “Stockholder”).

W I T N E S S E T H :

WHEREAS, Parent, Merger Sub, and Assisted Living Concepts, Inc., a Nevada corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company;

WHEREAS, the Stockholder owns the number of shares of Class A Common Stock and the number of shares of Class B Common Stock set forth on Schedule A hereto (collectively with any shares of Class A Common Stock, any shares of Class B Common Stock or any other voting securities of the Company acquired pursuant to Section 5 of this Voting Agreement, the “Subject Shares”); and

WHEREAS, Parent has requested, as an inducement to enter into the Merger Agreement, that the Stockholder enter into this Voting Agreement in connection with the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the date of the Company Stockholders Meeting, as follows:

(a) Authority; Enforceability; No Conflict. The Stockholder is duly organized and validly existing under the laws of its jurisdiction of formation or organization. The Stockholder has all requisite power and authority to execute and deliver this Voting Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Voting Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder, and no other corporate proceedings on the part of the Stockholder or holders of its equity interests are necessary to authorize this Voting Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Voting Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, result in any conflict with or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any material obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed material rights or entitlements of any Person under, or create any obligation to make a material payment to any other Person under, or result in the creation of a Lien (other than Permitted Liens) on any material assets of the Stockholder or the Stockholder’s organizational documents, or any Law, Order, or material agreement to which the Stockholder or any of its Subsidiaries is a party or is subject to.

(b) Execution; Delivery. The Stockholder has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. No consent of, registration, approval, ratification, order, authorization or filing with, any Person, including any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (i) such reports, schedules or statements under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby and (ii) such consents, registrations, approvals, ratifications, orders, authorizations or filings the failure of which to be obtained or made would not prevent, materially impair or materially delay the Stockholder’s ability to perform its obligations hereunder or otherwise prevent Parent or Merger Sub from exercising their respective rights under this Voting Agreement in any material respect.

(c) The Subject Shares. The Stockholder is and will be, from the date hereof through the termination of this Voting Agreement pursuant to Section 8 hereof, the record and beneficial owner of the Subject Shares. The Subject Shares include all of the issued and outstanding shares of Class A Common Stock and Class B Common Stock that are beneficially owned by the Stockholder. The Stockholder has, and at all times during the term hereof, will have, good and valid title to the Subject Shares, free and clear of all Liens (other than (i) pledges of the Subject Shares under bank lines of credit existing as of the date hereof (the “Existing Bank Lines and Pledges”) and (ii) the Merger Agreement). None of the Subject Shares owned by it are subject to any voting trust or other voting agreement with respect to the Subject Shares, except (A) as contemplated by this Voting Agreement or (B) as provided under the Existing Bank Lines and Pledges (which voting rights by their terms are only effective upon an event of default under such Existing Bank Lines and Pledges). Except as set forth on Schedule A, the Stockholder does not own, of record or beneficially, any other voting securities of the Company or any warrants, options or other rights to acquire any other voting securities of the Company. The Stockholder has and will continue to have during the term hereof, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of conversion, sole power to demand appraisal rights, if any, and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Subject Shares at all times during the term hereof, except as provided under the Existing Bank Lines and Pledges in the case of an event of default thereunder.

(d) No Broker’s Fees. No broker, finder, investment banker or other Person is entitled to any broker’s, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

(e) Litigation. As of the date hereof, there is no litigation, claim, action, suit, arbitration, proceeding, investigation, charge, complaint, mediation, grievance, audit or inquiry pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of its Affiliates before or by any Governmental Entity or arbitrator that, if decided adversely to the Stockholder or the applicable Subsidiaries of the Stockholder, would have the effect of preventing or materially delaying the Stockholder from performing any of its obligations hereunder.

(f) Reliance. The Stockholder acknowledges and agrees that each of Parent and Merger Sub are entering into the Merger Agreement and the transactions contemplated therein in reliance upon the Stockholder’s execution and delivery of this Voting Agreement and the representations and warranties of the Stockholder set forth herein.

Section 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to the Stockholder as of the date hereof and as of the date of the Company Stockholders Meeting, as follows:

(a) Authority; Enforceability; No Conflict. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (or such similar concept existing under the laws of its jurisdiction of formation or organization) under the laws of the jurisdiction of its formation or organization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Voting Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Voting Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Voting Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Voting Agreement by each of Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not result in any conflict with or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, Parent’s or Merger Sub’s organizational documents, or any Law, Order, or material agreement to which Parent or Merger Sub is a party or is subject.

(b) Execution; Delivery. Each of Parent and Merger Sub has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. No consent of, registration, approval, ratification, order, authorization or filing with, any Person, including any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (i) reports, schedules or statements by the Stockholder under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby and (ii) such consents, registrations, approvals, ratifications, orders, authorizations or filings the failure of which to be obtained or made would not prevent, materially impair or materially delay Parent’s or Merger Sub’s ability to perform its obligations hereunder or otherwise prevent the Stockholder from exercising their respective rights under this Voting Agreement in any material respect.

(c) Litigation. As of the date hereof, there is no litigation, claim, action, suit, arbitration, proceeding, investigation, charge, complaint, mediation, grievance, audit or inquiry pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates before or by any Governmental Entity or arbitrator that, if decided adversely to Parent, Merger Sub or any of their respective Subsidiaries, would have the effect of preventing or materially delaying Parent or Merger Sub from performing any of its obligations hereunder.

Section 3. Agreements of the Stockholder. (a) Voting. The Stockholder agrees, from and after the date hereof and until this Voting Agreement shall have been terminated in accordance with Section 8, as follows:

(i) unless the Company Board or the Special Committee shall have effected a Change in Recommendation, at any meeting of the stockholders of the Company or in any other circumstance upon which a vote with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances in which the stockholders of the Company are entitled to vote, consent or give any other approval with respect to the Merger, adoption of the Merger Agreement or the approval of the transactions contemplated thereby, the Stockholder shall (solely in its capacity as a stockholder of the Company) (A) appear at each such meeting in person or by proxy or otherwise cause the Subject Shares to be counted as present for purposes of calculating a quorum at such meeting and respond to each request by the Company for written consent, if any and (B) vote or cause to be voted (including by written consent, if applicable) the Subject Shares, to the extent the Subject Shares may vote on the matter in question, in favor of obtaining the Requisite Stockholder Approval and the other transactions contemplated by the Merger Agreement, including the approval and adoption of the Merger, the Merger Agreement and any related action reasonably required in furtherance thereof. Notwithstanding anything in this Voting Agreement to the contrary, only the Subject Shares shall be subject to this Voting Agreement;

(ii) at any meeting of the stockholders of the Company or at any adjournment thereof, or in connection with any written consent of the stockholders of Company or in any other circumstance upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall (solely in its capacity as a stockholder of the Company ) vote (or cause to be voted) the Subject Shares (to the extent the Subject Shares may vote on the matter in question) against (including by withholding written consent, if applicable) (A) any Acquisition Proposal (other than the Merger Agreement and the Merger), (B) any amendment of the Amended and Restated Articles of Incorporation of the Company or the Amended and Restated By-Laws of the Company, or (C) any other proposal or transaction which would be reasonably likely to impede, interfere with, materially delay, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Merger Agreement or the Merger or other transactions contemplated in the Merger Agreement or in this Voting Agreement; and

(iii) the Stockholder shall not, directly or indirectly, (A) sell, transfer, tender, grant, pledge (except as pledged as of the date hereof pursuant to the Existing Bank Lines and Pledges), encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument (collectively, “Transfer”)) or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person other than pursuant to the terms hereof and the Merger Agreement, provided that the Stockholder shall be permitted to distribute all or any portion of the Subject Shares to its Affiliates if and only if such Affiliates first agree in a writing executed by Parent to be bound by the restrictions set forth in this Voting Agreement with respect to such Subject Shares, (B) grant any proxies (other than the Company proxy card in connection with Company Stockholders Meeting or at any other stockholders’ meeting of the Company if and to the extent such proxy is consistent with the Stockholder’s obligations under Section 3(a) hereof) and except as provided by this Voting Agreement, enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares, (C) convert or allow to be converted the Stockholder’s Class B Common Stock into Class A Common Stock or (D) take any action or enter into any other agreement that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or materially delaying the Stockholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void.

(b) Capacity. Notwithstanding anything to the contrary in this Voting Agreement, (i) the Stockholder is entering into this Voting Agreement, and agreeing to become bound hereby, solely in its capacity as a stockholder of the Company and not in any other capacity (including without limitation any capacity as a director of the Company) and (ii) nothing in this Voting Agreement shall obligate the Stockholder to take, or forbear from taking, any action as a director (including without limitation through the individuals that it has elected to the Company Board) or any other action, other than in the capacity as a stockholder of the Company with respect to the voting of the Subject Shares as specified in Section 3(a)(i) and 3(a)(ii).

(c) Dissenters Rights. The Stockholder hereby irrevocably waives, and agrees not to exercise or assert, if applicable, any dissenters’ rights under the NRS in connection with the Merger.

(d) Acquisition Proposals. The Stockholder agrees that it will not, and will not permit its Representatives to, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 5.5 of the Merger Agreement.

(e) Recommendation Change. The Stockholder acknowledges and agrees that, during the term of this Voting Agreement, except as otherwise provided in Section 3(a)(i), the obligations of the Stockholder specified in this Section 3 shall not be affected by any withdrawal, qualification or modification of the recommendation by Company or its board of directors (or any committee thereof) relating to the Merger, any other Change in Recommendation, or any breach of the Merger Agreement by the Company.

(f) Existing Bank Lines and Pledges. The Stockholder agrees that, during the term of this Voting Agreement, it will use commercially reasonable efforts, and will cause its Subsidiaries to use commercially reasonable efforts, to comply in all material respects with the terms of all Existing Bank Lines and Pledges and it will not, and will cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, result in any breach of or violation of, or constitute a default (with or without notice or lapse of time, or both) under any of the Existing Bank Lines and Pledges.

Section 4. Consent. The Stockholder consents and authorizes Parent and the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) the Stockholder’s identity and beneficial ownership of the Subject Shares and the nature of the Stockholder’s obligations under this Voting Agreement.

Section 5. Notification of Acquisition of Additional Shares. At all times during the period commencing with the execution and delivery of this Voting Agreement and continuing until termination hereof in accordance with Section 8, the Stockholder shall promptly notify Parent of the number of any additional shares of Class A Common Stock or shares of Class B Common Stock and the number and type of any other voting securities of the Company acquired by the Stockholder, if any, after the date hereof and promptly deliver to Parent and Merger Sub an updated Schedule A including such Subject Shares.

Section 6. Further Agreement of the Stockholder.

(a) The Stockholder hereby authorizes and requests the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Voting Agreement places limits on the voting of the Subject Shares) and to authorize such transfer agent to notify potential purchasers that each share certificate representing any of the Subject Shares held of record by the Stockholder is subject to the restrictions contemplated by this Voting Agreement.

(b) The Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Voting Agreement. In the event of a stock dividend or distribution, or any change in any of the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged.

Section 7. Further Assurances. From time to time prior to the Closing, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement; provided, however, that the Stockholder shall not be required to enter into or deliver any irrevocable proxy or to take any action that could, or could reasonably be expected to, convert or allow to be converted the Stockholder’s Class B Common Stock into Class A Common Stock.

Section 8. Termination. This Voting Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) any amendment or modification of, or waiver to, the Merger Agreement, without prior written approval of the Stockholder, that (i) provides for, or results in, any decrease in, or change in the form of, or change in the structural mechanism of payment of any consideration in respect of, the Class A Merger Consideration or Class B Merger Consideration, (ii) has a material adverse effect on the Stockholder or its interests in the Company, or (iii) changes the Termination Date (other than a change to the Termination Date as provided by the terms of the Merger Agreement).

Section 9. General Provisions.

(a) Amendments. This Voting Agreement may not be amended, modified or waived except by an instrument in writing signed by each of the parties hereto.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Parent in accordance with Section 8.5 of the Merger Agreement and to the Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice) in accordance with the procedures set forth in Section 8.5 of the Merger Agreement.

(c) Interpretation. The Section headings herein are for convenience of reference only, do not constitute part of this Voting Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Voting Agreement is made to a Section, such reference shall be to a Section of this Voting

Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they shall be deemed to be followed by the words “without limitation.” Nothing contained in this Voting Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership, beneficial or otherwise, or incidence of ownership, beneficial or otherwise, of or with respect to any Subject Shares, and all rights and ownership, beneficial or otherwise, and economic benefits relating to the Subject Shares shall remain vested in and belong to the Stockholder. Without limiting the generality of the foregoing, and for the avoidance of doubt, the parties agree that this Voting Agreement, and the actions contemplated hereby, do not and shall not constitute a Transfer (as defined in the Amended and Restated Articles of Incorporation of the Company) of the Subject Shares. None of the representations or warranties in this Voting Agreement shall survive the Effective Time.

(d) Severability. The provisions of this Voting Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Voting Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Voting Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(e) Counterparts. This Voting Agreement may be executed by signatures exchanged via facsimile or other electronic means and in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

(f) Entire Agreement; No Third-Party Beneficiaries. This Voting Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. This Voting Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) No Additional Representations. Except for the representations and warranties contained in this Voting Agreement, Parent and Merger Sub acknowledge that the Stockholder makes no express or implied representation or warranty with respect to itself or its Affiliates, or the Company and its Subsidiaries, prior to or after the date hereof, their respective businesses or otherwise or with respect to any information provided to Parent or Merger Sub, whether on behalf of the Company or such other Persons. The Stockholder will have no liability to Parent, Merger Sub or any other

Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents or material made available to Parent or Merger Sub in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or Merger Sub, whether orally or in writing, documents provided after the date hereof, or in any other form in expectation or furtherance of the transactions contemplated by this Voting Agreement. Notwithstanding anything in this Voting Agreement, nothing in this Section 9(g) shall limit any Person’s liability for fraud or willful misconduct.

(h) Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware (provided that voting of the Subject Shares shall be governed by the laws of the State of Nevada).

(i) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS VOTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS VOTING AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(i).

(j) Merger Agreement. Without limiting or expanding Section 8 hereof, Parent and Merger Sub acknowledge that the Stockholder has been induced to enter into this Voting Agreement based on the terms and conditions of the Merger Agreement.

(k) Assignment. This Voting Agreement or any rights or obligations under this Voting Agreement may not be assigned or delegated by operation of Law or otherwise without the prior written consent of the other parties and any purported assignment or delegation in violation of this Voting Agreement is void, except that Parent and Merger Sub may assign, in Parent’s sole discretion, any or all of their respective rights, interests and obligations hereunder to an Affiliate to whom their rights under the Merger Agreement are assigned; provided, however, that no such assignment shall relieve Parent or Merger Sub from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

(l) Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Voting Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware shall be unavailable, any other state court or any federal court located within the State of Delaware), and each of the parties hereto hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(b) shall be deemed effective service of process on such party. The parties hereto agree that a final trial court judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(m) Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur for any actual or threatened breach or violation of the provisions of this Voting Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that such parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent such actual or threatened breach, violation and to any other equitable relief and to enforce specifically the terms and provisions hereof in the courts described in Section 9(l), this being in addition to any other remedy to which they are entitled under this Voting Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Voting Agreement pursuant to the terms hereof and to enforce specifically the terms and provisions of this Voting Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(n) Costs and Expenses. Each party shall bear its own expenses and the expenses of its counsel and other agents and Representatives in connection with the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, as of the date first written above.

AID HOLDINGS, LLC

By	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

AID MERGER SUB, LLC

By	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

STOCKHOLDER:

THORNRIDGE HOLDINGS LIMITED

By	/s/ David Hennigar
Name: David Hennigar
Title: Chief Executive Officer

SCHEDULE A

Stockholder		Subject Shares

Thornridge Holdings Limited	Class A Common Stock:	345,316
	Class B Common Stock:	2,722,000

Notice

Thornridge Holdings Limited

165 Hammonds Plains Road

Bedford, Nova Scotia B4A 4C7

Attn: David Hennigar

Fax: 902-832-2922

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Paul Scrivano, Esq.

Fax: 212-326-2061